EXHIBIT 99.1

Conference Call:	February 19, 2008 at 11:00 a.m. ET
Dial-in numbers:	866/700-5192 or 617/213-8833 (international)
Webcast:	www.progressivegaming.net

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING’S FOURTH QUARTER SYSTEM REVENUES RISE 32% TO

QUARTERLY RECORD $19.1 MILLION; GROSS MARGINS OF 57% FOR THE FOURTH QUARTER

Reports Fourth Quarter Loss Per Share from Continuing Operations of $0.24 and

Adjusted Loss Per Share of $0.06 Before Charges Primarily Related to Debt Elimination;

Tax and other Reserves; and Resolution of Legacy Legal Matters

Exceeds Annual Slot and Table Management System Installation Targets with

Reported Year-End Installed Base of more than 76,000 Slot Management Systems,

Including over 12,000 CJS Installations and over 5,700 Table Management Systems

Provides 2008 Revenue Guidance of $80 Million—$90 Million

Representing 13%—27% Growth Over 2007

Reduction in Net Debt to $10.8 million at Fiscal 2007 Year-End from $55.0 Million at Fiscal 2006 Year-End

LAS VEGAS, NV—February 19, 2008—Progressive Gaming International Corporation® (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and system solutions used in the gaming industry worldwide, today reported results for the fourth quarter and full year periods ended December 31, 2007 and provided financial guidance for 2008.

Fourth Quarter 2007 and Recent Highlights:

•	Systems revenues (continuing operations) of $19.1 million, an increase of approximately 32% year over year.
•	Full year systems revenues rose 30% over 2006 to $71.0 million.
•	4,617 slot management system placements in the fourth quarter, reflecting approximately 1,387 Casinolink® Enterprise Edition and approximately 3,230 Casinolink® Jackpot System™ installations.
•	Full year slot management system placements rose 29% over 2006 to 76,339 units.
•	866 table management system placements.
•	Full year table management system placements rose 95% over 2006 to 5,740 units as installed base now exceeds 2007 year-end placement target of 5,100 units.
•	Gross margin of 57%, in line with the Company’s expected range of 54% to 58%.

•	Adjusted Loss per Share of $0.06 before $0.18 per share of charges associated with the early retirement of debt, tax and other reserves and the resolution of legacy legal matters.
•	Adjusted EBITDA (defined as income before interest, taxes, depreciation and amortization, non-cash share-based compensation, and one-time charges) of $0.9 million. EBITDA of ($2.9) million.
•	Received Gaming Laboratories International Inc. (GLI) approval for commercial versions of server based World Series of Poker® “Peer to Peer” Texas Hold’em offering.
•	Casino Jackpot Station operational at two Nevada casinos and expect two to three additional casinos to be live in the coming weeks.
•

Entered into agreement with Foxwoods Resort Casino to provide high frequency RFID tracking technology and the Chip Inventory System (CIS) table management system for the majority of their table gaming operations.

•	Net Debt (defined as total debt less cash and cash equivalents) of approximately $10.8 million, down nearly $44.2 million from 2006 year-end net debt of $55.0 million.

2007 Fourth Quarter and Full Year Financial Review:

Systems revenues, now reported as the sole component of revenues from continuing operations, rose 32% to $19.1 million for the quarter ended December 31, 2007 from $14.5 million in the same period a year ago. The Company incurred a net loss from continuing operations in the three months ended December 31, 2007 of approximately $12.2 million, or $0.24 per share, inclusive of $8.9 million pre-tax, or $0.18 per share, in charges associated with the early retirement of debt, non-cash tax and other reserves and the resolution of certain legacy legal matters. In the three months ended December 31, 2006, the Company incurred a net loss from continuing operations of $8.6 million, or $0.24 per share.

Systems revenues for fiscal 2007 rose 30% to $71.0 million from $54.7 million in fiscal 2006. The Company incurred a net loss from continuing operations for the twelve month period ended December 31, 2007 of approximately $29.3 million, or $0.73 per share, inclusive of one-time charges of $10.9 million pre-tax, or $0.27 per share, associated with early retirement of debt, non-cash tax and other reserves and legacy legal matters. For the twelve months ended December 31, 2006, the Company incurred a net loss from continuing operations of $35.8 million, or $1.04 per share, inclusive of one-time charges of $7.6 million, or $0.22 per share, associated with legal, severance and consulting charges.

Included in the Discontinued Operations line are the results of operations from the divested slot and table game routes, as well as the losses for the write down of the related assets. The net loss from discontinued operations for the three months ended December 31, 2007, net of taxes, was approximately $1.5 million, or $0.02 per share, compared to a net loss from discontinued operations for the fourth quarter of 2006 of $1.6 million, or $0.05 per share. The net loss from discontinued operations for the twelve months ended December 31, 2007 was approximately $67.1 million, or $1.68 per share.

Summary of Systems Placements:

	As of 12/31/2007	As of 12/31/2006	% Change
Casinolink® Enterprise Edition	63,948	55,863	14.5%
Casinolink® Jackpot System™	12,391	3,137	295.0%

Total Slot Management	76,339	59,000	29.4%
Table Management	5,740	2,947	94.8%

Commenting on the results, Progressive Gaming International Corporation President and Chief Executive Officer, Russel McMeekin, stated, “In 2007, we successfully re-positioned the Company for sustainable high-margin revenue growth. Throughout the year, our systems-centric products gained growing acceptance by customers on a global basis and demand is accelerating in 2008. The strong return on investment to customers provided by our leading systems technology is clearly evident in the pace of growth of our systems installations. Our installed base of slot management systems increased in 2007 by 17,339 units, or 29%, and our installed base of table management systems rose by 2,793 units, or 95%, compared to the 2006 year-end levels. Continued customer demand for our products has created a growing recurring revenue base providing increased visibility for improved operating results in 2008 and beyond.

“Simultaneously with our operational success in 2007, we also resolved many legacy issues resulting in a significantly strengthened balance sheet. This, combined with the resolution of long-standing legal matters and the divestiture of non-core assets, allows us to move forward as a company that is entirely focused on the high-margin and recurring revenue business of supplying leading systems technology for the growing worldwide gaming industry.

“The fourth quarter and full year growth in our systems’ installed base highlights the increasing traction our products are gaining in global gaming markets. Casinolink Enterprise Edition adheres to the most advanced computing standards for mission critical casino systems, providing it with the framework to deliver valuable benefits to operators deploying this system today while also offering a scaleable future solution as we move towards a server based gaming environment. Table iD has increased its market penetration to more than 10% of the global installed base of casino tables and is solidly established as the industry standard with installations at all types of casino properties in multiple global markets. With the right products at the right time to address the high-growth needs of casino floors throughout the world, we believe Progressive Gaming is solidly positioned to build long-term shareholder value through continued focus on execution and innovation.”

Progressive Gaming International Corporation Executive Vice President, Chief Financial Officer and Treasurer, Heather Rollo, added, “Systems revenues of $19.1 million in the fourth quarter of 2007 reflect a 32%, or $4.6 million, improvement over the comparable period in 2006. The strength in installations of our slot management systems is reflected in combined placements which rose by 4,617 units or approximately 6% on a quarterly sequential basis, while table management systems placements rose by 866 units or approximately 18% on a quarterly sequential basis. The growth in both slot management and table management systems placements underscores the strong ongoing demand for these products in North America, Europe and Asia.

“Gross margins for the fourth quarter 2007 and full year periods were 57%, and 55%, respectively which is consistent with our targeted range. Gross margins improved by 550 basis points in 2007 compared to the prior year period and the ongoing growth in our high-margin recurring revenue base is expected to further benefit gross margins.

“Finally, in 2008 Progressive Gaming will continue to benefit from cost reduction initiatives undertaken in 2007 whereby we eliminated approximately $7.0 million in annualized costs. In conjunction with these cost reductions, the elimination of many of our legacy issues that led to several one-time charges throughout 2007 has positioned Progressive to realize the leverage inherent in its high-margin recurring revenues systems model in 2008 and beyond. We believe our business model and healthy growth trends reflect continued significant customer demand and provide us with the drivers necessary to achieve our goal of generating positive net income on a GAAP basis beginning sometime in the second half of 2008.”

McMeekin concluded, “Our revenue guidance for 2008 of $80.0 million—$90.0 million, representing double-digit growth, highlights our belief in the strong level of worldwide customer interest in our systems installations. Our guidance for an installed base of 100,600 slot management systems placements at 2008 year-end represents expected growth of approximately 32% over 2007. Importantly, this growth reflects our expectations for solid growth in all global gaming markets. In addition, with more than 5,700 table management systems now installed, our 2008 year-end target of 8,900 placements reflects our expectation for another year of dramatic growth. With more than 60,000 tables installed in casinos around the world, we believe there is significant opportunity for additional market penetration for this system solution in 2008 and beyond.”

2008 Financial Outlook

Progressive Gaming expects 2008 revenues to be in a range of $80.0—$90.0 million representing anticipated growth of approximately $10—$20 million, or 13%—27%, over 2007 revenues of $70.9 million. The Company expects 2008 gross margins for the full year 2008 to be between 57%—59%. The Company also expects SG&A and R&D expenses to be approximately $39—$41 million (excluding non-cash stock compensation).

The Company’s expected revenue growth reflects anticipated growth in the installed base of slot management systems of approximately 32%, or over 24,000 units, over the installed base totals as of December 31, 2007. While the Company anticipates strong growth in 2008 for all slot management system modules, it is discontinuing the practice of breaking out the installed base totals for certain components of its slot management systems installed base as with the evolution of Casinolink Enterprise Edition, customers are increasingly deploying casino-specific applications of the system. In addition, the Company expects 2008 growth in the installed base of table management systems of approximately 56%, or 3,200 units over the installed base total as of December 31, 2007. This growth is expected to lead to a doubling of revenues generated from table management systems in 2008 compared to 2007. The Company expects daily recurring revenues from its installed base of slot and table management systems to grow in excess of 50% in fiscal 2008 compared to 2007.

The Company expects gross margins for 2008 to be in a range of 57% to 59% with quarterly fluctuations within that range based on the timing of systems installations. The gross margins for 2007 were 55%. Based on the currently outstanding $30 million of Senior Notes, interest expense for 2008 is expected to be approximately $4.0 million. This does not include the impact, if any, of refinancing activities related to the remaining Senior Notes on or before their due date in August 2008.

Progressive Gaming’s 2008 financial guidance is summarized in the following table:

	2008 Guidance	2007 Actual (a)
Total revenues (in 000’s)	$80,000 - $90,000	$70,984
Slot management systems year end installed base	100,600	76,339
Table management systems year end installed base	8,900	5,740
Gross margins	57% - 59%	55%
SG&A/R&D (in 000’s)	$39,000 - $41,000	$37,525 (b)
Depreciation and Amortization (in 000’s)	$7,500 - $8,000	$7,349
Stock Compensation Expense (in 000’s) (c)	$3,500	$3,569
Interest expense (in 000’s)	$4,000	$10,400

(a)	Represents the results from continuing operations (excluding the operations of the slot and table games divisions)
(b)	Excludes one-time charges of $2.8 million
(c)	Represents stock compensation included in SG&A, R&D and cost of sales

Fourth Quarter 2007 Financial Review

Revenues

Revenues in the fourth quarter of 2007 were approximately $19.1 million, a 32% improvement over revenues in the fourth quarter of 2006. During the fourth quarter of 2007 the Company’s system installed base growth was driven by approximately 4,617 installations of slot management systems and more than 866 installations of Table iD, each of which are expected to contribute to the Company’s recurring revenue base going forward. Slot and table game division revenues are now included in the results of discontinued operations.

Gross Margins

Gross margins in the fourth quarter of 2007 were 57%, compared to 45% gross margin levels in the fourth quarter of 2006 as a result of increased software revenues and daily fees; all of which carry a high margin.

Operating Expenses

Fourth quarter 2007 operating expenses (excluding depreciation and amortization) were approximately $13.7 million, including approximately $0.9 million of non-cash stock compensation expense and $2.8 million of charges for the settlement of legal matters and other non-cash charges compared to third quarter of 2007 operating expenses of $9.7 million, which included approximately $0.9 million of non-cash stock compensation expense. In connection with the Company’s disposal of the slot and table routes, in 2007 the Company effected significant reductions in labor, leased facilities and related overhead as well as marketing, advertising and compliance submission costs. The Company eliminated approximately $7 million of operating expenses and costs of sales on an annualized basis which is fully reflected in the 2007 financial results.

EBITDA and ADJUSTED EBITDA

Adjusted EBITDA was $0.9 million compared to ($2.6) million in the fourth quarter of 2006. EBITDA in the fourth quarter of 2007 was approximately ($2.9) million compared to ($4.5) million in the fourth quarter of 2006.

Interest Expense

Interest expense for the fourth quarter of 2007 was $1.4 million compared to $2.2 million in the fourth quarter of 2006.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry.

Net Debt is defined as total debt outstanding less cash on hand.

Income Tax Provision

During the fourth quarter of 2007, the Company recorded approximately $3.2 million of additional tax valuation allowance for foreign and US deferred tax assets. These additional reserves do not represent current liabilities and are not expected to materially impact the Company’s cash and cash equivalents.

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest, taxes, depreciation and amortization, loss on early retirement of debt, non-cash share-based compensation, and other one-time charges.

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Reconciliation of Loss from Continuing Operations to Adjusted EBITDA Loss from Continuing Operations, net of tax	$(12,217)	$(8,553)	$(29,314)	$(35,762)
Interest	1,422	2,218	10,400	7,832
Depreciation and Amortization	1,868	1,827	7,349	6,897
Share-Based Compensation	910	1,049	3,569	5,399
Loss on Early Retirement of Debt, Tax and Other Reserves and Resolution of Legacy Legal Matters	8,914	900	9,697	7,340

Adjusted EBITDA	$897	$(2,559)	$1,701	$(8,294)

Adjusted Loss Per Share

Adjusted Loss Per Share is defined as Loss Per Share before costs associated with loans / notes payable, legal settlements and other non-recurring charges.

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Reconciliation of Loss Per Share from Continuing Operations to Adjusted Loss Per Share from Continuing Operations:
Loss Per Share from Continuing Operations	$(0.24)	$(0.24)	$(0.73)	$(1.04)
Loss on Early Retirement of Debt, Tax and Other Reserves and Resolution of Legacy Legal Matters	$0.18	$0.03	$0.27	$0. 22

Adjusted Loss Per Share From Continuing Operations	$(0.06)	$(0.21)	$(0.46)	$(0.82)

Conference Call And Webcast

Progressive Gaming Corporation is hosting a conference call and simultaneous webcast at 11:00 a.m. Eastern time today, February 19, both of which are open to the general public. The conference call number is 866/700-5192; or for international parties, 617/213-8833. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.progressivegaming.net; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.progressivegaming.net.

About Progressive Gaming International Corporation®

Progressive Gaming is a leading supplier of integrated casino and jackpot management system solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net

©2008 Progressive Gaming International Corporation®. All rights reserved.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding anticipated new roll-outs of Casino Jackpot Station, the domestic and overseas demand for the Company’s products, the expected benefits to be realized by the Company’s customers as a result of its products, the Company’s ability to create shareholder value, slot and table management systems installed base at the end of 2008 and beyond, the expense, timing and ability to repay or restructure the Company’s outstanding Senior Notes, the anticipated impact of an increased installed base on the Company’s financial performance, including revenue growth, expected annualized savings resulting from certain cost reduction initiatives, anticipated gross margins, operating expenses, net income, revenue, and other expenses for 2008 and beyond, the availability of additional capital and liquidity and the Company’s overall positioning for growth. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the approval, introduction, installation and customer acceptance of existing and new products, the risk that additional capital for refinancing the Senior Notes and other working capital needs may not be available to the Company on favorable terms, or at all, the risk that markets for the Company’s products are not as large as the Company anticipates or that competing products may reduce demand for the Company’s products, the risk that the on-going relationship related to the sale of the Company’s Table Games Division may not provide anticipated benefits, the risk that the Company may not realize expected annual savings from certain cost reduction initiatives, the risk that regulatory approvals may not be obtained when expected, or at all, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances.

-financial tables follow-

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Revenues	$19,110	$14,505	$70,984	$54,669
Cost of revenues	8,268	8,010	32,109	27,695

Gross profit	10,842	6,495	38,875	26,974
Selling, general and administrative expense	10,848	8,227	32,945	37,057
Research and development	2,856	2,776	10,647	10,950
Depreciation and amortization	1,868	1,827	7,349	6,897

Total operating expenses	15,572	12,830	50,941	54,904

Operating loss	(4,730)	(6,335)	(12,066)	(27,930)
Interest expense, net	(1,422)	(2,218)	(10,400)	(7,832)
Loss on early retirement of debt	(2,887)	—	(3,670)	—

Loss from continuing operations before tax provision	(9,039)	(8,553)	(26,136)	(35,762)
Income tax provision	(3,178)	—	(3,178)	—

Loss from continuing operations, net of tax	(12,217)	(8,553)	(29,314)	(35,762)
Loss from discontinued operations, net of tax	(1,482)	(1,612)	(67,084)	(862)

Net loss	$(13,699)	$(10,165)	$(96,398)	$(36,624)

Weighted average common shares:
Basic	51,776	34,689	39,984	34,527

Diluted	51,776	34,689	39,984	34,527

Basic and diluted loss per share:
Loss from continuing operations	$(0.24)	$(0.24)	$(0.73)	$(1.04)

Loss from discontinued operations	$(0.02)	$(0.05)	$(1.68)	$(0.02)

Net loss	$(0.26)	$(0.29)	$(2.41)	$(1.06)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$19,063	$7,183
Accounts receivable, net of allowance for doubtful accounts of $1,075 and $943	21,377	17,818
Current portion of contract sales receivable, net of allowance for doubtful accounts of $472 and $1,529	829	6,407
Inventories, net of reserves of $1,924 and $1,040	6,576	11,486
Prepaid expenses	1,643	4,447
Current assets of discontinued operations	680	—

Total current assets	50,168	47,341
Contract sales and notes receivable	—	164
Property and equipment, net	3,893	5,456
Intangible assets, net	25,646	58,885
Goodwill	43,601	58,014
Non-current assets of discontinued operations	2,131	—
Other assets	9,715	16,326

Total assets	$135,154	$186,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$6,234	$11,047
Customer deposits	1,403	2,113
Current portion of long-term debt and notes payable, net of unamortized discount of $148 and $0	29,852	128
Accrued liabilities	11,305	10,038
Deferred revenues and license fees	2,433	4,332
Current liabilities of discontinued operations	3,345	—

Total current liabilities	54,572	27,658
Long-term debt and notes payable, net of unamortized discount of $0 and $585	—	62,051
Other long-term liabilities	6,290	694
Non-current liabilities of discontinued operations	1,175	—
Deferred tax liability	3,691	11,856

Total liabilities	65,728	102,259
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 61,993,509 and 34,774,154 issued and outstanding	6,199	3,477
Additional paid-in capital	307,203	229,048
Other comprehensive loss	4,755	3,601
Accumulated deficit	(246,908)	(150,510)

Subtotal	71,249	85,616
Less treasury stock, 317,174 and 293,692 shares, at cost	(1,823)	(1,689)

Total stockholders’ equity	69,426	83,927

Total liabilities and stockholders’ equity	$135,154	$186,186